Exhibit 77(i)

Terms of new or amended securities

At the March 8, 2012 Board meeting, the Board of Trustees of ING Separate Portfolios Trust (“ISPT”) approved the establishment of ING Emerging Markets Hard Currency Sovereign Debt Fund, ING Emerging Markets Local Currency Debt Fund, ING Emerging Markets Corporate Debt Fund and ING Senior Loan Fund (the “Funds”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to ISPT’s registration statement registering shares of the Funds.